UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MEREDITH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Meredith Corporation 1716 Locust Street Des Moines, IA 50309-3023 515-284-2591 FAX: 515-284-3548 e-mail: bkerr@mdp.com	William T. Kerr Chairman and Chief Executive Officer

October 27, 2004

Dear Meredith Shareholder,

Recently, you may have received correspondence from Institutional Shareholder Services (ISS) recommending that you (1) withhold your vote on the election of D. Mell Meredith Frazier to Meredith's Board of Directors and (2) vote against the company's proposed 2004 Stock Incentive Plan. We believe ISS' analysis is flawed and urge you to ignore its recommendations.

ISS has long advocated that corporate boards be comprised entirely of outsiders. It characterizes Ms. Frazier as an "affiliated outsider" because she is a former company employee. To this point, let me provide you a few facts:
  Ms. Frazier hasn't held a position with Meredith Corporation for more than a year. Under current New York Stock Exchange rules, she will be considered independent in September 2006, three years from her resignation date from the company. When she was a company employee, her roles and responsibilities provided her with broad company exposure and had the effect of preparing her to represent the Meredith family on the Board.
  As the majority shareholder in Meredith Corporation, the Meredith family has a strong interest in the continued success of our company. The Meredith family has been a guiding hand to the company for more than a century, a commitment few families have demonstrated to any company. I would be concerned if there weren't a member of the Meredith family on the Board.
  Meredith Corporation has elected under NYSE rules the controlled company exemption. The controlled company exemption is a sanctioned status that recognizes the legitimate right of a controlling entity to participate in the oversight of the company in which it holds a controlling interest.
  Meredith has a long history of independent directors making up the overwhelming majority of its board. For example, nine of our current 12 board members are considered independent, according to NYSE guidelines.

To summarize, to vote against continuing the Board service of the representative of controlling shareholders - those with the most vested interest in our ongoing success - is simply a triumph of form over substance. I urge you to disregard the recommendation by ISS on this issue.

As to our Stock Incentive Plan, ISS claims our plan is too expensive to our shareholders and that it would dilute your voting power. My issues with ISS are as follows:
  Meredith's returns for shareholders have out-performed the ISS-Index and the ISS peer group as well as our SEC-defined peer group and other metrics we follow. This is a compelling argument that supports our pay-for-performance compensation structure. This structure rewards our shareholders and employees by aligning their interests properly.

Here is the table from the ISS report highlighting Meredith's stock performance, using annual shareholder returns as the measurement:

	1-yr	3-yr	5-yr
Meredith:	25.76%	16.13%	10.67%
ISS Index:	20.00%	-0.37%	-2.09%
ISS Peer Group:	11.76%	8.54%	5.87%
Source: ISS

Here is how we stack up against our SEC peer group and other key indices we track (as of 6/30/04):

	1-yr	3-yr*	5-yr*

Meredith	26.0%	19.2%	13.3%
SEC Peer Group	12.5%	9.3%	8.2%

Publishing Peers	18.9%	11.4%	4.0%
Broadcasting Peers	-4.2%	-7.0%	-1.6%

Diversified Media Peers	8.7%	14.4%	-6.0%
Dow Jones Ind. Average	18.6%	2.0%	0.9%
Standard & Poors 500	19.1%	-0.7%	-2.1%

Source: Bloomberg, LP
  ISS' analysis is further flawed because it doesn't factor share repurchase plans into its dilution calculations. We have consistently repurchased sufficient shares to offset annual incentive plan grants.
  Meredith's burn rate has consistently been below industry averages and is in-line with any credible measurement.
  The ISS Shareholder Value Transfer and Voting Power Dilution analysis fail to take into account that most employees satisfy their exercise price and tax withholding obligations by having shares withheld/sold thus reducing the dilution factor substantially.

We believe strongly that Meredith must have an effective plan in place that attracts, retains and rewards high-performing employees. Meredith has a credible track record of delivering superior returns to you. Part of that performance stems from the systems we have put in place to motivate our talented employees, as well as the strong corporate governance standards we have operated under for years. This system has rewarded our shareholders in the past and I have faith it will continue to reward you in the future.

I hope this helps you understand Meredith's position on these issues.

Sincerely,

/s/ William T. Kerr

William T. Kerr